Exhibit 5.1

April 13, 2015

AdCare Health Systems, Inc.
1145 Hembree Road
Roswell, Georgia 30076

Re:	AdCare Health Systems, Inc. - Offering of 10.875% Series A Cumulative Redeemable Preferred Stock

Ladies and Gentlemen:
We have acted as counsel to AdCare Health Systems, Inc., a Georgia corporation (the “Company”), in connection with the Company’s sale of 575,000 shares of the Company’s 10.875% Series A Cumulative Redeemable Preferred Stock, no par value per and liquidation preference of $25.00 per share (the “Shares”), pursuant to the Underwriting Agreement, dated April 8, 2015, by and among MLV & Co. LLC, as representative of the several underwriters named therein, and the Company. The Shares were registered by the Company with the Securities and Exchange Commission (the “Commission”) on the shelf registration statement on Form S-3 (No. 333-201462), filed on January 13, 2015 by the Company with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on January 22, 2015 (the “Registration Statement”), including the base prospectus, dated January 22, 2015 (the “Base Prospectus”), as supplemented by a preliminary prospectus supplement, dated April 8, 2015 (the “Preliminary Prospectus”), and a final prospectus supplement, dated April 8, 2015 and filed with the Commission on April 9, 2015 (the “Final Prospectus” and, together with the Base Prospectus and the Preliminary Prospectus, the “Prospectus”), pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act.
This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Underwriting Agreement; (iii) resolutions of the Board of Directors of the Company (the “Board”) and the Pricing Committee of the Board, as provided to us by the Company; (iv) the Company’s Articles of Incorporation, as amended and as currently in effect; and (v) the Company’s Bylaws, as currently in effect. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed, other than with respect to the Company, the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
We are members of the Bar of, and are admitted to practice law in, the State of Georgia. Accordingly, we do not express any opinion concerning any law other than the laws of the State of Georgia.
Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Shares have been issued and delivered in accordance with the terms of the Underwriting Agreement and upon payment of the consideration therefor as provided therein, the Shares will be validly issued, fully paid and non-assessable.
Our conclusions are limited to the matters expressly set forth as our “opinion” in the immediately preceding paragraph, and no opinion is implied or to be inferred beyond the matters expressly so stated. It is possible that future changes or developments in facts, circumstances or applicable law could alter or affect the opinion expressed herein; however, we do not undertake to update or supplement this opinion or to otherwise advise the Company or any other person of any change in respect of any event, circumstance, law, code, statute, rule or regulation, or its construction or application, that becomes relevant after the date hereof.
We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8−K and to the reference to our firm in the Prospectus. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Rogers & Hardin LLP

ROGERS & HARDIN LLP